Exhibit 1.0

VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

“Telesp and Vivo are Brazilian companies.  Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States.
 Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies.It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil.  You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws.  Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.”

NOTICE OF MATERIAL FACT

The managements of Vivo Participações S.A. (“Vivo Part.”) and of Telecomunicações de São Paulo S.A. – Telesp ("Telesp") (jointly referred to as “Companies”), in accordance and for the purposes of CVM Instructions N. 319/99 and 358/02 (as amended) and, in addition to the Notice of Material Fact disclosed on December 27, 2010 (“First Notice of Material Fact”), inform that, on the date hereof, their respective Board of Directors have approved the terms and conditions of the Corporate Restructuring, regarding the merger of shares of Vivo Part. into Telesp, as described below:

1. Corporate Restructuring. As disclosed in the First Notice of Material Fact, the totality of Vivo Part.’s shares will be merged into the net worth of Telesp, granting directly to the holders of Vivo Part.’s merged shares, new shares that they are entitled to in Telesp, becoming Vivo Part. a wholly owned subsidiary of Telesp, in accordance with article 252 of Law 6,404, as amended (“Law 6,404”)

Moreover, as disclosed, immediately prior to the resolution of the merger of shares of Vivo Part. As above and on the same date thereof, the Brazilian holdings TBS Celular Participações Ltda., Portelcom Participações S.A. and PTelecom Brasil S.A. (jointly, the “Holdings BR”), which have as corporate purposes to hold Vivo Part.’s shares and that are controlled by Telefónica S.A., will be merged into Vivo Part.

1.1 Merger of the Holdings BR, Capital stock of Vivo Part. and Shares: The Holdings BR were appraised, in accordance with article 227 of Law 6,404, based on their respective book value, on the reference date of December 31, 2010, by Ernst&Young Terco Auditores Independentes SS, "ad referendum" of the shareholders of the Companies, being appraised the value of the net worth of the Holding BR as follows:
TBS Celular Participações Ltda. R$ 387,809,755.41; Portelcom Participações S.A. R$ 1,795,865,652.73; and PTelecom Brasil S.A., R$ 287,797,672.16. The intended merger will not result in a capital increase of Vivo Part., neither in the issuance of new shares by Vivo Part. thus not causing the exchange of shares held by non-controlling shareholders of Holding BR for shares of Vivo Part., and because the

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

shareholders/quotaholders of the Holdings BR are Telefónica S.A. and its controlled companies. Accordingly, valuation reports of the net worth at market value for the calculation of the exchange ratio of the non-controlling shareholders disposed in article 264 of Law 6,404 and article 2nd, 1st paragraph, VI, of Instruction CVM 319/99, in accordance with recent understandings of CVM already stated in queries made in similar reorganizations and mentioned in Resolution CVM No. 559, of November 18, 2008.

2. Merger of shares of Vivo Part.

2.2. Merger of shares of Vivo Part.:  the merger of shares of Vivo Part. will not result in any change of number and composition of classes of Vivo Part.’s shares, that will be held in its totality by Telesp. The holders of common and preferred shares of Vivo Part. merged into the net worth of Telesp will receive new shares from Telesp of the same class. Therefore, the preferred shares merged will be exchanged by new preferred shares of Telesp to be issued on behalf of the respective holder and, the common shares of Vivo Part. merged will be exchanged by new common shares of Telesp, to be issued on behalf of the respective holder.

2.3. Exchange ratio: the exchange ratio of shares issued by Vivo Part. to be merged into Telesp was determined based on the recommendations of the Special Committees referred to in item 2.3.1, as well as on the respective economic value of such companies, appraised by Signatura Lazard Assessoria Financeira Ltda., financial advisor retained by indication of the Special independent Committee of Vivo (“Signatura Lazard”) and by Banco Santander (Brasil) S.A., financial advisor retained by indication of the Special independent Committee of Telesp (“Santander”) based on the methodology of discounted cash flow, on the reference date of December 31, 2010, resulting in the following relation: for each common or preferred share of Vivo Part., it shall be issued 1.55 shares of Telesp of the respective class.

2.3.1. The special independent committees of Vivo Part. and of Telesp, in accordance with the terms and for the purposes of Parecer de Orientação CVM N. 35/08 (“Special Committees”) analyzed the valuation prepared by their respective financial advisors indicated by them and the range of exchange ratio proposed for the Corporate Restructuring. After considering the economic-financial analysis and negotiating the exchange ratio, the Special Committees presented their manifestation to the managements of Vivo Part. and of Telesp, respectively, recommending the exchange ratio indicated by the Special Committees to the respective Board of Directors of the Companies.

Signatura Lazard declared its understanding that, since the exchange ratio set forth by the Board of Directors of the Companies is within the exchange ratio range obtained from the values of the Companies resulting from the valuation report, it understands that such exchange ratio is, from a financial standpoint, commutative for the non-controlling shareholders of Vivo Part.

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

Santander declared its understanding that, since the exchange ratio set forth by the Board of Directors of the Companies is within the exchange ratio range obtained from the values of the Companies resulting from the valuation report, it understands that equitable treatment was given to the shareholders of Telesp.

The shareholders of the Companies whose shares are merged and that, pursuant to the exchange ratio, are entitled to fractions of shares issued by Telesp, shall receive, pro rata proportionally to their fractions, the net value of the grouped fractions of shares at market prices, obtained upon an auction (or auctions, if the case may be), to be held at BM&FBOVESPA. Such payment to the shareholders shall be made within five (5) business days from the date when the last auction is held.

2.4. Other Valuations: in compliance with the provisions of article 264 of Law 6,404/76, the specialized company Planconsult Planejamento e Consultoria Ltda. (“Planconsult”) was hired to appraise the net worth of Vivo Part. and Telesp at market price, following the same criteria and on the same reference date, and to disclose such parameter to the shareholders of the Companies in compliance with said legal provision. According to such criteria, the exchange ratio of Vivo Part. shares for Telesp shares would be of 1,10 common or preferred shares of Telesp for each share of Vivo Part. of the same class.

2.5. Capital Increase in the Merging Company: the shares of Vivo Part. to be merged into Telesp were appraised in compliance with the provisions of article 252, first paragraph, combined with article 8, both of them of Law 6,404, based on their respective economic values, as of December 31, 2010, by Planconsult, "ad referendum" of the shareholders of the Companies, being obtained the following value for Vivo Part. shares: R$ 31,222,629,890.89.

The variation in the net worth occurred in the Companies between the reference date of the valuation report of their economic value and the date of the shareholders’ meeting that approves the Corporate Restructuring shall remain in each one of them.

In case of approval of the merger of Vivo Part. shares into Telesp, by its shareholders, the capital stock of Telesp shall be of R$ 37,798,109,745.03.

3. Shareholders’ Rights. The by-laws of Telesp shall be amended as a result of the Corporate Restructuring, in order to reflect the amendment in the amount of its capital stock and the amount of common and preferred shares that represents it.

3.1. The new shares to be issued by Telesp as result of the Corporate Restructuring and granted to the shareholders of Vivo Part. will entitle their holders to the same rights of the current outstanding common and preferred shares of Telesp.

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

The holders of shares issued by Vivo Part. which shares will be merged, shall become holders of shares of Telesp, of the same class as the shares they held before and with the political and equity advantages informed in the chart below, which also describes the current rights granted by the shares of Vivo Part. for the purpose of comparison:

VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

	Telecomunicações de São Paulo S/A - Telesp	Vivo Participações S.A.
Common Shares	Political Rights: Each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting.	Political Rights: Each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting
	Dividend: Mandatory minimum dividends equivalent to 25% of the adjusted net profit	Dividend: Mandatory minimum dividends equivalent to 25% of the adjusted net profit.
Preferred Shares
Political rights: The preferred shares have the right of restrict vote, in the situations listed below:

a) in the resolutions in the general shareholders meeting regarding the approval of agreement with related parties, in which the terms and conditions are more onerous than the ones normally adopted in the market.
b) in the resolutions in the general shareholders meeting regarding the approval of management services agreements, including technical service with foreign linked to the Company’s controlling shareholder.
c) in the election of 1 (one) member to the  Board of Directors, in separate ballot, in the general shareholders meeting.
d) in the resolutions in the general shareholders meeting regarding the amendment to the Bylaws aiming to delete  the election right, by preferred shareholders, of 1 (one) member of the  Board of Directors, as described above.
e) in the resolutions that refers to the amendment or revocation:
          (i) of article 9 (approval of the agreements with related parties as well as the management services agreements, including technical service with foreign linked to the Company’s controlling shareholder, as described above);
          (ii) of sole paragraph of article 11 (call notice of general shareholders’ meeting with 30 days in advance in the situations described in article 136, LSA, in first call and in 15 days in second call); and
          (iii) of article 30 (article that requires the economic-financial analyzes by an independent company, internationally renowned , for corporate transactions involving controlled companies).

Political rights: The preferred shares have the right of restrict vote, in the situations listed below:

a) in the resolutions in the general shareholders meeting regarding the approval of agreement with related parties, in which the terms and conditions are more onerous than the ones normally adopted in the market.
b) in the resolutions that refers to the amendment or revocation:
          (i) of article 9 (approval of the agreements with related parties, as described above);
          (ii) of  sole paragraph of article 11 (call notice of general shareholders’ meeting with 30 days in advance in the situations described in article 136, LSA, in first call and in 15 days in second call); and
          (iii) of article 30 (article that requires the economic-financial analyzes by an independent company, internationally renowned, for corporate transactions involving controlled companies).

	Financial Rights/Dividends	Financial Rights/Dividends

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

a) Priority in the reimbursement of the capital, without premium and right to receive dividend, non cumulative, 10% higher than the one granted to each common share.

b)  full voting right shall be granted to preferred shares, in case the Company does not pay the minimum dividend to its shareholders, for  3 (three) consecutive fiscal year, right that will preserve until the payment date.

a) Priority in the reimbursement of the capital, without premium and priority in the payment of minimum dividends, non cumulative, calculated as of the criteria herein below, alternatively, considering the one that represents the highest amount:

          (i) 6% (six per cent) per year, over the amount resulting from the division of the subscribed capital stock by the total amount of shares of the Company; or

          (ii) 3% (three per cent) per year, over the amount resulting from the division of net equity by the total amount of shares of the Company.

b) Right to participate in the profits distributed in equal conditions as the common shares, after the dividend equal to the minimum is guaranteed to those shares.

c) full voting right shall be granted to preferred shares, in case the Company does not pay the minimum dividend to its shareholders, for  3 (three) consecutive fiscal year, right that will preserve until the payment date.

3.2. Dividends: the shares issued by Telesp to be granted to the shareholders of Vivo Part. will be entitled to full dividends and/or interests on shareholders’ equity (or other compensations) that are declared by Telesp.

4. Additional information.

4.1. Shareholders’ Meetings: it shall be published in the following days the respective call notices of the Extraordinary General Shareholders’ Meetings of the Companies in which it will be resolved about the intended Corporate Restructuring.

4.2. Withdrawal Right: the holders of common and preferred shares of Telesp and of common shares of Vivo Part. that dissent from the Corporate Restructuring will have, as of the date of the Extraordinary General Shareholders’ Meetings of the Companies that resolve such matter, the right to withdraw, upon the reimbursement of the shares of the respective Companies they were shareholders on December 27, 2010, date on which the First Notice of Material Fact was published. The holders of preferred shares of Vivo Part. will not have the right to withdraw, since such shares have liquidity and market dispersion, as defined in article 137, II, items a and b of Law 6,404.

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

Pursuant to article 137, IV and V, of Law 6,404, the term for exercising the right to withdraw is of 30 days as of the date the minutes of the Shareholders’ Meetings that approve the Corporate Restructuring are published, same date in which, by means of a Notice to Shareholders, the limit date for exercising such right, the form and qualification conditions, as well as other related information, shall be disclosed.

4.3. Reimbursement Amounts.

The reimbursement amounts to shareholders holding common and preferred shares of Telesp and common shares of Vivo Part., on the date mentioned in Section 4.2., above that dissent from the Corporate Restructuring transaction, calculated by their respective net worth amount as per financial statements of the Companies as of December 31, 2010, are as follows: (i) the net worth amount of Telesp is R$ 23.06 per share; and (ii) the net worth amount of Vivo  Part. is R$ 25.30 per share.

4.4. Costs: the costs of the Corporate Restructuring approximately amounts to R$ 10 million, including costs of valuations, auditing, legal advisory, financial advisory, other advisories, opinions, publications and additional related expenses

4.5. Independency of Advisors: in connection with Banco Santander (Brasil) S.A., Signatura Lazard and Planconsult, there is no conflict or communion of interests with the controlling and minority shareholders of the Companies, their partners, or the Corporate Restructuring.

4.6. Review of the Merger by Regulatory Agencies: the current Corporate Restructuring was submitted to the Brazilian National Telecommunications Agency – ANATEL and was approved in a meeting of the Executive Board of the referred agency held of March 24, 2011. As the Corporate restructuring involves Companies of the same economic group, the transaction described herein is not subject to the approval of the Brazilian Administrative Council for Economic Defense - CADE.

4.7. Future transactions: once the current Corporate Restructuring is completed, it shall be considered studies related to the possibility of continuing of the simplification process of the corporate structure of the Companies, subject to the necessary corporate and regulatory approvals.

4.8. Documents available: the documents related to the Corporate Restructuring under discussion shall be made available to their respective shareholders, for examination, as of March 28, 2011, from 09:00 to 12:00 and from 14:00 to 17:00 hours, at the head office of each of the Companies, as follows: i) Vivo Part.: Avenida Roque Petroni Junior, 1464 - 3rd floor - "B" side - Division of Corporate Matters, Morumbi, in the City of São Paulo, State of São Paulo; (ii) Telesp: Rua Martiniano de Carvalho, 851, 17th. floor, Bela Vista, the City of São Paulo, State of São Paulo, in the Investors’ Relations Office.

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VIVO PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Publicly-held company
CNPJ MF 02.558.157/0001-62 - NIRE  35.3.001.5881-4

The access to said documents and information will be allowed to the shareholders of the respective Companies that present the statement with their shareholding, issued, at most, two (2) days in advance. More information can be obtained by telephone numbers Vivo: 11 7420-1172, with the team of the Investor Relations Office and Telesp Relations with the team of Investor Relations, on the telephone number: 11 3549 7200.

Warning in accordance with the rules of  U.S. Securities and Exchange Commission, or SEC: This Notice of Material Fact is just an information distributed by the Companies to their shareholders relating to the actions to be taken by their shareholders in the respective Extraordinary Shareholders’ Meeting and it is not an offer document and does not constitute an offer to sell or a request of an offer to acquire any securities or a request of any vote or approval.

São Paulo, March 25, 2011.
Cristiane Barretto Sales Investor Relation’s Officer Vivo Participações S.A. VIVO – Investor Relations Tel: +55 11 7420-1172 Email: ri@vivo.com.br Available information at: www.vivo.com.br/ri

Gilmar Roberto Pereira Camurra
Investor Relation’s Officer
 Telecomunicações de São Paulo S.A. – Telesp
Telesp – Investor Relations
Tel: +55 11 3549 7200
Email: ri.telefonicabr@telefonica.com.br
Available information at: www.telefonica.com.br

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